UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

Under the Securities Exchange Act of 1934

Mallinckrodt plc
(Name of Issuer)

Ordinary shares, par value $0.20 per share
(Title of Class of Securities)

G5785G107
(CUSIP Number)

The Buxton Helmsley Group, Inc. 1185 Avenue of the Americas, Floor 3 New York, N.Y. 10036-2600 Tel.: +1 (212) 561-5540
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
February 25, 2021
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G5785G107	SCHEDULE 13D	Page 2 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Buxton Helmsley Holdings, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Michigan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
1,225,535
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
1,225,535
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,225,535
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.4%[1]
14	TYPE OF REPORTING PERSON (See Instructions)
HC, CO

__________________

1 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

CUSIP No. G5785G107	SCHEDULE 13D	Page 3 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
The Buxton Helmsley Group, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Michigan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
1,225,535
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
1,225,535
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,225,535
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.4%[2]
14	TYPE OF REPORTING PERSON (See Instructions)
CO, IA

__________________

2 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

CUSIP No. G5785G107	SCHEDULE 13D	Page 4 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Alexander Parker
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
1,225,535
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
1,225,535
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,225,535
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.4%[3]
14	TYPE OF REPORTING PERSON (See Instructions)
HC, IN

__________________

3 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

CUSIP No. G5785G107	SCHEDULE 13D	Page 5 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Vladislav Dikii
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
970,000
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
970,000
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
970,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.1%[4]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

4 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

CUSIP No. G5785G107	SCHEDULE 13D	Page 6 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Thomas Gitter
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
626,750
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
626,750
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
626,750
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.7%[5]
14	TYPE OF REPORTING PERSON (See Instructions)
IA, IN

__________________

5 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

CUSIP No. G5785G107	SCHEDULE 13D	Page 7 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Hank Beinstein
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
241,689
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
241,689
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
241,689
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.3%[6]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

6 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

CUSIP No. G5785G107	SCHEDULE 13D	Page 8 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Janice J. O’Connor
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
69,000
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
69,000
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
69,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[7]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

7 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

CUSIP No. G5785G107	SCHEDULE 13D	Page 9 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Roman Dontsov Valentinovich
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
135,212
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
135,212
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
135,212
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.2%[8]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

8 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

CUSIP No. G5785G107	SCHEDULE 13D	Page 10 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Alexander Koch
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
120,000
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
120,000
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
120,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[9]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

9 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

CUSIP No. G5785G107	SCHEDULE 13D	Page 11 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Alex Peter Wounlund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Denmark
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
47,018
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
47,018
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
47,018
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[10]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

10 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

CUSIP No. G5785G107	SCHEDULE 13D	Page 12 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
James Jonathan Josey
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
111,400
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
111,400
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
111,400
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[11]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

11 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

CUSIP No. G5785G107	SCHEDULE 13D	Page 13 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Kimberly Tully
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
90,000
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
90,000
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
90,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[12]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

12 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

CUSIP No. G5785G107	SCHEDULE 13D	Page 14 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Andrew Gruber
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
80,000
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
80,000
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
80,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[13]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

13 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

CUSIP No. G5785G107	SCHEDULE 13D	Page 15 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Alexander Lugovoy
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
79,090
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
79,090
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
79,090
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[14]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

_________________

14 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

CUSIP No. G5785G107	SCHEDULE 13D	Page 16 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Richard Barry
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
72,285
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
72,285
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
72,285
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[15]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

15 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

CUSIP No. G5785G107	SCHEDULE 13D	Page 17 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Zavolozhin Sergey Vladimirovich
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
67,413
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
67,413
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
67,413
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[16]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

16 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

CUSIP No. G5785G107	SCHEDULE 13D	Page 18 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Victor Pardo
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
52,080
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
52,080
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
52,080
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[17]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

17 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

CUSIP No. G5785G107	SCHEDULE 13D	Page 19 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Mary Dunne
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
39,347
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
39,347
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
39,347
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%[18]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

18 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

CUSIP No. G5785G107	SCHEDULE 13D	Page 20 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Petr Hofrek
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
38,000
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
38,000
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
38,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%[19]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

19 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

CUSIP No. G5785G107	SCHEDULE 13D	Page 21 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Chris Tichenor
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
24,000
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
24,000
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
24,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%[20]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

20 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

CUSIP No. G5785G107	SCHEDULE 13D	Page 22 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Israel Larraondo
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Spain
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
20,139
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
20,139
	10	SHARED VOTING POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
20,139
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%[21]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

21 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

CUSIP No. G5785G107	SCHEDULE 13D	Page 23 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Robert Kramer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
20,000
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
20,000
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
20,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%[22]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

22 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

CUSIP No. G5785G107	SCHEDULE 13D	Page 24 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
David Lamb
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
17,632
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
17,632
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
17,632
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%[23]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

23 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

CUSIP No. G5785G107	SCHEDULE 13D	Page 25 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Daniliuk Kirill Vladimirovich
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
193,000
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
193,000
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
193,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.2%[24]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

24 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

CUSIP No. G5785G107	SCHEDULE 13D	Page 26 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Joan I. Barry Revocable Trust (Dtd. 12/13/13)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
93,000
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
93,000
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
93,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[25]
14	TYPE OF REPORTING PERSON (See Instructions)
OO

__________________

25 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

CUSIP No. G5785G107	SCHEDULE 13D	Page 27 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Yushenkova Olga Petrovna
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
77,699
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
77,699
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
77,699
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[26]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

26 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

CUSIP No. G5785G107	SCHEDULE 13D	Page 28 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Vanik Gyros
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
74,300
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
74,300
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
74,300
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[27]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

27 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

CUSIP No. G5785G107	SCHEDULE 13D	Page 29 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
John V. Barry Revocable Trust (Dtd. 12/13/13)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
44,000
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
44,000
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
44,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[28]
14	TYPE OF REPORTING PERSON (See Instructions)
OO

__________________

28 Based upon 84,604,862 shares of Ordinary shares, par value $0.20 per share (“Shares”), of Mallinckrodt plc. (the “Issuer”) outstanding as of October 30, 2020, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2020.

Item 1.	Security and Issuer

This Schedule 13D is being filed with respect to common shares issued by Mallinckrodt plc, whose principal executive offices are at 3 Lotus Park, The Causeway, Staines-Upon-Thames, Surrey TW18 3AG, United Kingdom.

Item 2.	Identity and Background

(a)

This Schedule 13D is being filed jointly pursuant to that certain Joint Filing Agreement filed herewith as Exhibit 99.1 by:

•        Buxton Helmsley Holdings, Inc. (“Holdings”)

•        The Buxton Helmsley Group, Inc. (“Buxton”)

•        Alexander Parker (“Parker”) and

•        The individual persons and entities listed below (collectively, the “Individual Members”):

o   Vladislav Dikii

o   Thomas Gitter

o   Hank Beinstein

o   Janice J. O’Connor

o   Roman Dontsov Valentinovich

o   Alexander Koch

o   Alex Peter Wounlund

o   James Jonathan Josey

o   Kimberly Tully

o   Andrew Gruber

o   Alexander Lugovoy

o   Richard Barry

o   Zavolozhin Sergey Vladimirovich

o   Victor Pardo

o   Mary Dunne

o   Petr Hofrek

o   Chris Tichenor

o   Israel Larraondo

o   Robert Kramer

o   David Lamb

o   Daniliuk Kirill Vladimirovich

o   Joan I. Barry Revocable Trust (Dtd. 12/13/13)

o   Yushenkova Olga Petrovna

o   Vanik Gyros

o   John V. Barry Revocable Trust (Dtd. 12/13/13)

Together with Holdings, Buxton, and Parker, the Individual Members comprise a group within the meaning of Section 13(d)(3) of the Act.

(b)	The business address of Holdings, Buxton, and Parker is 1185 Avenue of the Americas, Floor 3, New York, N.Y. 10036-2600. Information regarding the Individual Members is set forth on Schedule A.

(c)	Buxton is the wholly-owned subsidiary of Holdings, a parent holding company. Buxton is a private asset management and financial services firm and a registered investment advisor.

Page 30 of 45 Pages

Buxton holds the Shares reported in this Schedule 13D in the accounts of Buxton’s discretionary clients. Parker is the sole control person of both Buxton and Holdings. Parker holds the title of Director at Holdings and Senior Managing Director at Buxton. There are no other directors, officers, or control persons at Holdings or Buxton. Information regarding the Individual Members is set forth on Schedule A.

(d)	During the last five years, neither Holdings, Buxton, Parker, nor any of the Individual Members have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)	During the last five years, neither Holdings, Buxton, Parker, nor any of the Individual Members have been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and became subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)	Holdings and Buxton are Michigan corporations. Parker is a citizen of the United States of America. The citizenship of each Individual Member is set forth on Schedule A.

Item 3.	Source and Amount of Funds or Other Considerations

Funds for the purchase of the Shares reported herein were derived from available working capital of Buxton. Buxton purchased 510,936 Shares of the Issuer in open market purchases between January 12, 2021 and March 1, 2021 for a total of $162,503.38. Buxton made other purchases of the Shares previously, also via available working capital.

The Reporting Persons collectively may be deemed to be the beneficial owner of, in the aggregate, 4,628,589 Shares. For the Individual Members, other than Thomas Gitter, the Joan I. Barry Revocable Trust (Dtd. 12/13/13), and the John V. Barry Revocable Trust (Dtd. 12/13/13), whose funding for the Shares was derived from available working capital, the source of funding for the Shares was personal funds of the respective Individual Member.

Page 31 of 45 Pages

Item 4.	Purpose of Transaction

The Reporting Persons reserve the right, consistent with applicable law, to (i) acquire additional Shares and/or other equity, debt, notes, instruments or other securities (collectively, "Securities") of the Issuer (or its affiliates) in the open market or otherwise; (ii) dispose of any or all of their Securities in the open market or otherwise; and (iii) engage in any hedging or similar transactions with respect to the Securities. The Reporting Persons may engage in discussions with management or the Board of Directors of the Issuer concerning the business, operations, management, and future plans of the Issuer. Depending on various factors, including the Reporting Persons’ financial position and investment strategy, the price of the Shares, conditions in the securities markets, and general economic and industry conditions, the Reporting Persons may in the future take such actions they deem appropriate, including, without limitation, seeking Board representation, submitting shareholder proposals, calling for a special shareholder meeting, or calling for changes in the board of directors or management of the Issuer.

Item 5.	Interest in Securities of the Issuer

(a)	As of the time of this filing, Holdings, Buxton, and Parker own 1,225,535 Shares of the Issuer, or a 1.4% ownership interest of the Issuer’s Shares. Information regarding the Individual Members is set forth on Schedule B. Collectively, Holdings, Buxton, Parker, and the Individual Members own 4,628,589 Shares or a 5.5% ownership interest of the Issuer’s Shares.

(b)

Number of Shares as to which such person has:

(i) Sole Voting Power:

Each of Holdings, Buxton, and Parker has the sole power to vote or direct the vote over 0 Shares.

(ii) Shared Voting Power:

Holdings has the shared power to vote or direct the vote over 1,225,535 Shares.

Buxton has the shared power to vote or direct the vote over 1,225,535 Shares.

Parker has the shared power to vote or direct the vote over 1,225,535 Shares.

(iii) Sole Dispositive Power:

Each of Holdings, Buxton, and Parker has the sole power to dispose or direct the disposition of 0 Shares.

(iv) Shared Dispositive Power:

Holdings has the shared power to dispose or to direct the direct the disposition of 1,225,535 Shares.

Buxton has the shared power to dispose or to direct the direct the disposition of 1,225,535 Shares.

Parker has the shared power to dispose or to direct the direct the disposition of 1,225,535 Shares.

Information regarding the voting and dispositive power of the Individual Members is set forth on Schedule B.

(c)

The following table sets forth all transactions with respect to the Shares effected during the past sixty (60) days by any of the Reporting Persons, inclusive of any transactions effected through 5:00 p.m., New York City time, on March 5, 2021.  Except as otherwise noted below, all such

Page 32 of 45 Pages

transactions were purchases of Shares effected in the open market, and the table includes commissions paid in per share prices.

Reporting Person	Date	Shares	Price of Security
Buxton	1/8/2021	2,500[29]	0.233
Buxton	1/8/2021	2,746[30]	0.23
Buxton	1/12/2021	30,000	0.2212
Buxton	1/12/2021	4,600	0.25
Buxton	1/12/2021	200	0.25
Buxton	1/14/2021	73,547	0.249092567
Buxton	1/14/2021	3,530	0.249092567
Buxton	1/14/2021	72,923	0.249092567
Buxton	1/19/2021	85,000	0.24495935
Buxton	1/19/2021	941	0.24499575
Buxton	1/19/2021	19,446	0.24499575
Buxton	1/19/2021	19,613	0.24499575
Buxton	1/20/2021	4,150	0.2406
Buxton	2/18/2021	1,800	0.423
Buxton	2/22/2021	1,238	0.44
Buxton	2/22/2021	6,606	0.431
Buxton	2/22/2021	100	0.431
Buxton	2/22/2021	2,500	0.44
Buxton	2/22/2021	300	0.4402
Buxton	2/22/2021	17,640	0.45
Buxton	2/23/2021	2,383	0.415
Buxton	2/23/2021	29	0.42
Buxton	2/24/2021	1	0.445
Buxton	2/24/2021	12	0.445
Buxton	2/24/2021	6	0.445
Buxton	2/24/2021	28,790	0.445
Buxton	2/24/2021	14,949	0.445
Buxton	2/24/2021	12	0.445
Buxton	2/24/2021	6	0.449947714
Buxton	2/24/2021	7,996	0.449947714
Buxton	2/24/2021	15,398	0.449947714
Buxton	2/24/2021	500	0.425
Buxton	2/24/2021	1,200	0.427
Buxton	2/24/2021	2,853	0.4299
Buxton	2/24/2021	2,500	0.4348
Buxton	2/24/2021	5,975	0.435
Buxton	2/24/2021	3,500	0.4475
Buxton	2/24/2021	2,500	0.4475
Buxton	2/24/2021	2,500	0.4475
Buxton	2/24/2021	5,024	0.45

__________________

29 Sale of Shares.

30 Sale of Shares.

Page 33 of 45 Pages

Reporting Person	Date	Shares	Price of Security
Buxton	2/25/2021	16,600	0.41
Buxton	2/25/2021	2,655	0.4111
Buxton	2/25/2021	1,069	0.4081
Buxton	2/25/2021	10,000	0.47
Buxton	2/25/2021	1,000	0.4106
Buxton	2/25/2021	1,000	0.413
Buxton	2/26/2021	2,500	0.41
Buxton	2/26/2021	2,500	0.41
Buxton	2/26/2021	2,500	0.41
Buxton	2/26/2021	164	0.41
Buxton	2/26/2021	4,233	0.4099
Buxton	2/26/2021	405	0.41
Buxton	2/26/2021	1,336	0.41
Buxton	2/26/2021	1,124	0.41
Buxton	3/1/2021	5,172	0.4065
Buxton	3/1/2021	4,804	0.41
Buxton	3/1/2021	156	0.4
Buxton	3/1/2021	900	0.405
Buxton	3/1/2021	2,500	0.41
Buxton	3/1/2021	2,500	0.41
Buxton	3/1/2021	2,500	0.41
Buxton	3/1/2021	2,500	0.4111
Buxton	3/1/2021	2,550	0.43
Thomas Gitter	1/12/2021	13,838	0.22
Thomas Gitter	1/12/2021	3,000	0.2175
Thomas Gitter	1/12/2021	3,162	0.2174
Thomas Gitter	1/14/2021	8,755	0.24
Thomas Gitter	1/14/2021	1,245	0.2399
Thomas Gitter	1/22/2021	24,720	0.239
Thomas Gitter	1/22/2021	13,280	0.238
Kimberly Tully	1/4/2021	3,000	0.26
Kimberly Tully	1/13/2021	2,000	0.26
Kimberly Tully	1/13/2021	3,000	0.23
Kimberly Tully	1/13/2021	1,625	0.23
Kimberly Tully	1/13/2021	1,175	0.22
Kimberly Tully	1/13/2021	3,000	0.22
Kimberly Tully	1/20/2021	1,200	0.24
Kimberly Tully	1/22/2021	1,600	0.24
Kimberly Tully	1/23/2021	4,999	0.24
Kimberly Tully	1/25/2021	4,999	0.24
Kimberly Tully	1/25/2021	4,999	0.24
Kimberly Tully	1/26/2021	4,000	0.23
Kimberly Tully	1/26/2021	1,101	0.24
Kimberly Tully	1/26/2021	3,856	0.23
Kimberly Tully	1/26/2021	4,999	0.23
Kimberly Tully	1/26/2021	4,999	0.23
Kimberly Tully	1/26/2021	4,999	0.24
Kimberly Tully	1/26/2021	4,999	0.24

Page 34 of 45 Pages

Reporting Person	Date	Shares	Price of Security
Kimberly Tully	1/27/2021	4,999	0.26
Kimberly Tully	1/27/2021	4,999	0.2399
Kimberly Tully	1/27/2021	4,999	0.239
Kimberly Tully	1/27/2021	4,999	0.238
Kimberly Tully	1/27/2021	2,000	0.34
Kimberly Tully	1/29/2021	650	0.61
Kimberly Tully	2/5/2021	100	0.42
Kimberly Tully	2/9/2021	500	0.44
Kimberly Tully	2/13/2021	1,000	0.43
Kimberly Tully	2/15/2021	1,000	0.47
Kimberly Tully	2/24/2021	1,000	0.45
Kimberly Tully	3/1/2021	3,000	0.42
Janice J. O’Connor	1/29/2021	10,400	0.43
Chris Tichenor	2/09/2021	4,000	0.48
Chris Tichenor	2/09/2021	1,000	0.47
Chris Tichenor	2/24/2021	5,000	0.45
Chris Tichenor	2/24/2021	3,452	0.45
Chris Tichenor	2/25/2021	5,000	0.43
Chris Tichenor	2/25/2021	1,548	0.39

(d)	N/A.

(e)	N/A.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Except as set forth in this Schedule 13D, there are no contracts, arrangements, understandings or relationships among the Reporting Persons, or between the Reporting Persons and any other person, with respect to the securities of the Issuer.

Item 7.	Material to Be Filed as Exhibits

1.	Joint Filing Agreement.

Page 35 of 45 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BUXTON HELMSLEY HOLDINGS, INC.

By:	/s/ Alexander E. Parker	March 5, 2021
Name:	Alexander E. Parker
Title:	Director

THE BUXTON HELMSLEY GROUP, INC.

By:	/s/ Alexander E. Parker	March 5, 2021
Name:	Alexander E. Parker
Title:	Senior Managing Director

ALEXANDER E. PARKER

By:	/s/ Alexander E. Parker	March 5, 2021
Name:	Alexander E. Parker

VLADISLAV DIKII

By:	/s/ Vladislav Dikii	March 5, 2021
Name:	Vladislav Dikii

THOMAS GITTER

By:	/s/ Thomas Gitter	March 5, 2021
Name:	Thomas Gitter

Page 36 of 45 Pages

HANK BEINSTEIN

By:	/s/ Hank Beinstein	March 5, 2021
Name:	Hank Beinstein

JANICE J. O’CONNOR

By:	/s/ Janice J. O’Connor	March 5, 2021
Name:	Janice J. O’Connor

ROMAN DONSTOV VALENTINOVICH

By:	/s/ Roman Donstov Valentinovich	March 5, 2021
Name:	Roman Donstov Valentinovich

ALEXANDER KOCH

By:	/s/ Alexander Koch	March 5, 2021
Name:	Alexander Koch

ALEX PETER WOUNLUND

By:	/s/ Alex Peter Wounlund	March 5, 2021
Name:	Alex Peter Wounlund

JAMES JONATHAN JOSEY

By:	/s/ James Jonathan Josey	March 5, 2021
Name:	James Jonathan Josey

KIMBERY TULLY

By:	/s/ Kimberly Tully	March 5, 2021
Name:	Kimberly Tully

Page 37 of 45 Pages

ANDREW GRUBER

By:	/s/ Andrew Gruber	March 5, 2021
Name:	Andrew Gruber

ALEXANDER LUGOVOY

By:	/s/ Alexander Lugovoy	March 5, 2021
Name:	Alexander Lugovoy

RICHARD BARRY

By:	/s/ Richard Barry	March 5, 2021
Name:	Richard Barry

ZAVOLOZHIN SERGEY VLADIMIROVICH

By:	/s/ Zavolozhin Sergey Vladimirovich	March 5, 2021
Name:	Zavolozhin Sergey Vladimirovich

VICTOR PARDO

By:	/s/ Victor Pardo	March 5, 2021
Name:	Victor Pardo

MARY DUNNE

By:	/s/ Mary Dunne	March 5, 2021
Name:	Mary Dunne

PETR HOFREK

By:	/s/ Petr Hofrek	March 5, 2021
Name:	Petr Hofrek

Page 38 of 45 Pages

CHRIS TICHENOR

By:	/s/ Chris Tichenor	March 5, 2021
Name:	Chris Tichenor

ISRAEL LARRAONDO

By:	/s/ Israel Larraondo	March 5, 2021
Name:	Israel Larraondo

ROBERT KRAMER

By:	/s/ Robert Kramer	March 5, 2021
Name:	Robert Kramer

DAVID LAMB

By:	/s/ David Lamb	March 5, 2021
Name:	David Lamb

DANILIUK KIRILL VLADIMIROVICH

By:	/s/ Daniliuk Kirill Vladimirovich	March 5, 2021
Name:	Daniliuk Kirill Vladimirovich

JOAN I. BARRY REVOCABLE TRUST (DTD. 12/13/13)

By:	/s/ Janice J. O’Connor	March 5, 2021
Name:	Janice J. O’Connor
Title:	Co-Trustee

YUSHENKOVA OLGA PETROVNA

By:	/s/ Yushenkova Olga Petrovna	March 5, 2021
Name:	Yushenkova Olga Petrovna

Page 39 of 45 Pages

VANIK GYROS

By:	/s/ Vanik Gyros	March 5, 2021
Name:	Vanik Gyros

JOHN V. BARRY REVOCABLE TRUST (DTD. 12/13/13)

By:	/s/ Janice J. O’Connor	March 5, 2021
Name:	Janice J. O’Connor
Title:	Co-Trustee

_______________________________________________________________________________________________________

SCHEDULE A

Name	Principal Business Address or Residence	Principal Occupation or Employment/ Principal Business	Citizenship
Vladislav Dikii	Moscow, p. Pervomayskoe, Block 328, Bld. 96, bldg. 9	Investor (Self-Employed)	Russia
Thomas Gitter	17 Parklawn Place, Madison, WI 53705	Retired	USA
Hank Beinstein	8 Dogwood Lane, Larchmont, NY, 10538	Partner and Portfolio Manager at Gagnon Securities, LLC Principal Business: Investment Management Address: 1370 6th Ave # 24, New York, NY 10019	USA
Janice J. O'Connor	12808 S. Outer Belt Road, Lone Jack, MO 64070	Retired	USA
Roman Dontsov Valentinovich	350005 Russia, Krasnodar, Alexandra Pokryshkina street 2 /2 apartment 416	Self-Employed	Russia
Alexander Koch	Jakob-Kaiser-Str. 14A, D-49088 Osnabrueck, Germany	Self-Employed	Germany

Page 40 of 45 Pages

Alex Peter Wounlund	Bredholtvej 8, 2650 Hvidovre, Denmark	Key Account Manager at GlobalConnect Principal Business: Fiber Network Address: Havneholmen 6, 2450 Copenhagen, Denmark	Denmark
James Jonathan Josey	5319 Carolwood Drive, Jackson, MS 39211	Deputy CFO at The Molpus Woodlands Group, LLC Principal Business: Timber Investment Address: 858 North Street, Jackson, MS 39211	USA
Kimberly Tully	4 South Deer Place, Hainesport, NJ 08036	Self-Employed Consultant	USA
Andrew Gruber	215 Pleasant Street, Arlington MA 02476	Engineer at Qualcomm Principal Business: Wireless Technology Address: 5775 Morehouse Drive, San Diego CA 92121	USA
Alexander Lugovoy	Russia, Rostov of Don, Big Sadovaya Street 120 kv 35	Self-Employed	Russia
Richard Barry	4532 Saint James Drive, Plano TX 75024	IT Management at United Surgical Partners Incorporated Principal Business: Ambulatory Surgery Services Address: 5601 Warren Parkway Frisco Texas, 75034	USA
Zavolozhin Sergey Vladimirovich	Russia, Novosibirsk region, R, P Koltsovo 28	Doctor at Self-Employed Principal Business: Medicine Address: Russia, Novosibirsk, Pasechnaya street 1, k 2	Russia

Page 41 of 45 Pages

Victor Pardo	11 Threepence Drive, Melville, NY 11747	Audio Engineer at Self-Employed Address: 1100 Haff Avenue, North Bellmore, NY 11710	USA
Mary Dunne	54 Hicks Street, Brooklyn, NY 11201	Retired	USA
Petr Hofrek	9516 Park Drive, Unit 206, Omaha, NE 68127	Inventory Control at PAK Global LLC Principal Business: Industrial Fabrics and Hardware Address: 2528 South 156th Circle, Omaha, NE 68130	USA
Chris Tichenor	400 Redding Road, Lexington, KY 40517	Retired	USA
Israel Larraondo	Medinaceli, 6, 6. 28660. Boadilla del Monte. Madrid. Spain	Renewable Energy Technician at PEMOG Principal Business: Energy Address: Juan Carlos I. 31. 28660. Boadilla del Monte. Madrid. Spain.	Spain
Robert Kramer	136 Wesley Drive, Swedesboro, NJ 08085	Retired	USA

David Lamb	13560 NW Springville Road, Portland, OR 97229	Digital Design Engineer at Skyworks Solutions, Inc. Principal Business: Semiconductors Address: 1600 NW Compton Drive, Suite 300, Hillsboro, OR 97006	USA
Daniliuk Kirill Vladimirovich	125315, G MOSKVA, PR-KT LENINGRADSKII, DOM 74/6, KV 76	Retired	Russia
Joan I. Barry Revocable Trust (Dtd. 12/13/13)	3313 S. Victoria Drive, Blue Springs, MO 64015	Retired	USA

Page 42 of 45 Pages

Yushenkova Olga Petrovna	Russia, Ryazan,Moscovskoe shosse d.33/4 kv.435	Investor (Self-Employed)	Russia
Vanik Gyros	Ul Vodopoinaia, d 19, kv 178, 357748, g Kislovodsk, Stavropolskii krai	Retired	Russia
John V. Barry Revocable Trust (Dtd. 12/13/13)	3313 S. Victoria Drive, Blue Springs, MO 64015	Retired	USA

Page 43 of 45 Pages

SCHEDULE B

Name	Aggregate Number of Shares Owned	Percentage of Class	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
Vladislav Dikii	970,000	1.1%	970,000	0	970,000	0
Thomas Gitter	626,750	0.7%	0	626,750	0	626,750
Hank Beinstein	241,689	0.3%	0	241,689	0	241,689
Janice J. O'Connor	69,000	0.1%	69,000	0	69,000	0
Roman Dontsov Valentinovich	135,212	0.2%	135,212	0	135,212	0
Alexander Koch	120,000	0.1%	120,000	0	120,000	0
Alex Peter Wounland	47,018	0.1%	47,018	0	47,018	0
James Jonathan Josey	111,400	0.1%	111,400	0	111,400	0
Kimberly Tully	90,000	0.1%	90,000	0	90,000	0
Andrew Gruber	80,000	0.1%	80,000	0	80,000	0
Alexander Lugovoy	79,090	0.1%	79,090	0	79,090	0
Richard Barry	72,285	0.1%	72,285	0	72,285	0
Zavolozhin Sergey Vladimirovich	67,413	0.1%	67,413	0	67,413	0

Page 44 of 45 Pages

Victor Pardo	52,080	0.1%	52,080	0	52,080	0
Mary Dunne	39,347	0.0%	39,347	0	39,347	0
Petr Hofrek	38,000	0.0%	38,000	0	38,000	0
Chris Tichenor	24,000	0.0%	24,000	0	24,000	0
Israel Larraondo	20,139	0.0%	20,139	0	20,139	0
Robert Kramer	20,000	0.0%	20,000	0	20,000	0
David Lamb	17,632	0.0%	17,632	0	17,632	0
Daniliuk Kirill Vladimirovich	193,000	0.2%	193,000	0	193,000	0
Joan I. Barry Revocable Trust (Dtd. 12/13/13)	93,000	0.1%	93,000	0	93,000	0
Yushenkova Olga Petrovna	77,699	0.1%	77,699	0	77,699	0
Vanik Gyros	74,300	0.1%	74,300	0	74,300	0
John V. Barry Revocable Trust (Dtd. 12/13/13)	44,000	0.1%	44,000	0	44,000	0

Page 45 of 45 Pages